Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
SYNERGETICS USA ANNOUNCES PRELIMINARY RESULTS
FOR FOURTH QUARTER AND FISCAL 2010
O’FALLON, MO. (October 6, 2010) — Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical instruments for ophthalmic and neurosurgical applications, today announced that it expects to report net sales of approximately $13 million and net income of approximately $1 million for its fourth quarter ended July 31, 2010. Synergetics reported net sales of $13.9 million and net income of $87,000 in the fourth quarter of fiscal 2009. The Company expects to report approximately $52 million in net sales for fiscal 2010 compared with net sales of $53 million in fiscal 2009, and net income of approximately $5.7 million for fiscal 2010 compared with net income of $1.6 million for fiscal 2009. The Company will issue its final results on Tuesday, October 12, 2010, after market close.
“Synergetics expects to report improved gross profit, operating income and net income for the fourth quarter of fiscal 2010 and fiscal 2010 compared with last fiscal year,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “Sales of our disposable products increased across all major product lines, while our total sales were down from the previous year primarily due to lower revenue from capital equipment sales as well as the expected lower sales value associated with the transition of the majority of our neurosurgery direct sales to our marketing partners. However, our improved results benefitted in part due to our successful transition of sales of certain products to key marketing partners due to elimination of substantial commercial expenses. We made substantial progress in building our key marketing partner relationships during fiscal 2010 as one of our targeted strategies to improve Synergetics’ operating income and net income.
“We also made solid progress in reducing our debt and improving cash flows during fiscal 2010. We reduced our inventory level to approximately $12 million which represents 196 days of inventory. We paid down approximately $9 million in debt during the year and ended the year with approximately $4 million in total debt, the majority of which was related to the debt on our building that had pre-payment penalties associated with it. In addition, we expect to leverage our improved cash flow and strong cash position to further reduce debt in fiscal 2011 to approximately $2.5 million by fiscal year end.
“Our cash flows from operations excluding one-time events rose to approximately $7.7 million in fiscal 2010 compared with $500,000 in fiscal 2009 due to our improved profitability. In addition to the one-time benefits of $21.4 million from the Alcon settlement and $1.5 million from the sale of the Omni® product line to Stryker, we ended the year with about $19 million in cash, net of cash taxes and other cash flow changes of approximately $2.6 million.
“Our focus for fiscal 2011 will be to continue the development of key research and development projects for vitreoretinal and intracranial microsurgery products that have the greatest market potential. We are also continuing to extend our lean manufacturing platform to improve our operating profitability. We expect the combination of these strategies to enhance our long-term sales and earnings potential,” concluded Mr. Hable.
Conference Call Information
Synergetics USA, Inc. will host a conference call to discuss its fourth quarter results on Wednesday, October 13, 2010, at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 27847003. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company’s website for approximately 30 days.
About Synergetics USA, Inc.
Synergetics USA, Inc. (“Synergetics USA” or the “Company”) is a leading supplier of precision microsurgery instrumentation. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and
-END-

important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and oblation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2009, as updated from time to time in our filings with the Securities and Exchange Commission.
-END-